SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (Amendment No. ___________)*


                                     WEBVAN
                                ----------------
                                (Name of Issuer)

                                     Common
                         ------------------------------
                         (Title of Class of Securities)

                                    94845V103
                                 --------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 2 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sequoia Capital VII
     94-3240153
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          33,417,612
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    33,417,612
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     33,417,612
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 2 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 3 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sequoia Technology Partners VII
     77-0428059
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          1,460,880
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    1,460,880
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,460,880
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 3 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 4 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SC VII-A Management LLC
     94-3240154
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          34,878,492
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    34,878,492
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,878,492
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.7%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 4 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 5 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sequoia Capital Franchise Fund
     94-3324307
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          3,546,099
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    3,546,099
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,546,099
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 5 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 6 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Sequoia Capital Franchise Partners
     94-3330616
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          394,011
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    394,011
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     394,011
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     Less than 1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 6 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 7 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SCFF Management LLC
     94-3324306
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          3,940,110
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    3,940,110
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,940,110
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                               Page 7 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 8 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Michael Moritz
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          38,818,602
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    38,818,602
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,818,602
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                               Page 8 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                   Page 9 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Douglas Leone
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          38,818,602
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    38,818,602
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,818,602
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                               Page 9 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                  Page 10 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Mark Stevens
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          38,818,602
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    38,818,602
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,818,602
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                               Page 10 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                  Page 11 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Thomas F. Stephenson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          38,818,602
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    38,818,602
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     38,818,602
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                               Page 11 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                  Page 12 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     J. Thomas McMurray
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          34,878,492
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    34,878,492
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,878,492
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                               Page 12 of 16 Pages

----------------------                                    ----------------------
CUSIP NO. 94845V103                   13G                  Page 13 of 16 Pages
----------------------                                    ----------------------

--------------------------------------------------------------------------------
1    NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Michael Goguen
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                           (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
    NUMBER OF    5  SOLE VOTING POWER
     SHARES         0
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     6  SHARED VOTING POWER
      EACH          3,940,110
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          0
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    3,940,110
                    ------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,940,110
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.2%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                               Page 13 of 16 Pages

Item 1.

         (a) Name of Issuer: Webvan

         (b) Address of Issuer's Principal Executive Offices:
                                    1241 East Hillsdale Boulevard
                                    Foster City, CA 94404

(a) Name of Person Filing:

           Sequoia Capital VII ("SC VII")
           SC VII-A Management, LLC ("SC VII-A")
           Sequoia Technology Partners VII ("SITP VII")
           Sequoia Capital Franchise Fund ("SCFF")
           Sequoia Capital Franchise Partners ("SCFP")
           SCFF Management, LLC ("SCFF Management")
           Michael Moritz ("MM")
           Douglas Leone ("DL")
           Mark Stevens ("MS")
           Thomas F. Stephenson ("TFS")
           J. Thomas McMurray ("JTM")
           Michael Goguen ("MG")

SC VIII-A is the General Partner of SC VIII and STP VIII. MM, DL, MS, TFS and JTM are Managing Members of SC VII-A. SCFF Management is the General Partner of SCFF and SCFP. MM, DL, MS, TFS and MG are Managing Members of SCFF Management.

(b) Address of Principal Business Office or, if None, Residence:
               3000 Sand Hill Road, 4-280
               Menlo Park, CA 94025

          (c) Citizenship: MM, DL, MS, TFS, JTM, MG: USA SC VII-A Management, SC VII, STP VII: California SCFF Management, SCFF, SCFP: Delaware

          (d) Title of Class of Securities:  Common

          (e) CUSIP Number:

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not Applicable

Item 4. Ownership
          See rows 5 through 11 of cover pages

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

     Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

                              Page 14 of 16 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable

Item 8. Identification and Classification of Members of the Group

          Not Applicable

Item 9. Notice of Dissolution of Group

          Not Applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]

[EXHIBITS]

                              Page 15 of 16 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I ceretify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2000

Sequioa Capital VII                        Sequoia Capital Franchise Fund
Sequoia Technology Partners VII            Sequoia Capital Franchise Partners

By SC VII-A Management LLC                 By SCFF Management LLC
A California Limited Liability Company     A Delaware Limited Liability Co.
General Partner of Each                    General Partner of Each

By: Managing Members                       By: Managing Members

----------------------------------         ----------------------------------
Michael Moritz                             Michael Moritz

----------------------------------         ----------------------------------
Douglas Leone                              Douglas Leone

----------------------------------         ----------------------------------
Mark Stevens                               Mark Stevens

----------------------------------         ----------------------------------
Thomas F. Stephenson                       Thomas F. Stephenson

----------------------------------         ----------------------------------
J. Thomas McMurray                         Michael Goguen


                              Page 16 of 16 Pages